CONSULTING AGREEMENT

     This consulting agreement (this "Agreement") is made the 1st day of April 2002 by and between BroadenGate Systems, Inc., (the "Company"), and Mr. Zhiwei Kong, (the "Consultant").

                                    RECITALS

     WHEREAS, the Company wishes to engage the Consultant with respect to certain aspects of its business;

     WHEREAS, the Consultant is willing to make available to the Company the consulting services provided for in the Agreement as set forth below;

                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

17.  TERM

     The term of this Agreement shall commence on the date hereof and end on 31st December 2002.

18.  CONSULTING SERVICES

(a) Consulting Services. Market anaylsis, marketing planning and business development, in particular for the software outsourcing market in Europe and the South East Asia.

(b) Compensation. In consideration of the consulting services set forth in paragraph 2 (a), and subject to the terms and conditions set forth herein the Company hereby agrees to issue to Consultant 650,000 shares of the Company's Common stock (the "Shares") and register such shares at the time of initial issuance, or immediately thereafter, on Form S-8 under the Securities Act of 1933.

(c) Issuance. Issuance and delivery of the Common Stock shall be within 45 days of the full reporting date of the company, at which time, the Company shall deliver to the Consultant:

     (i) the certificate or certificates evidencing the Shares to be issued to the Consultant and the respective dates, registered in the name of the Consultant; and

     (ii) evidence that the Shares have been registered on Form S-8 to be filed upon issuance of the Shares to the Consultant, registering for resale thereof.

19.  CONFIDENTIAL INFORMATION

     In connection with the providing of Consulting Services, hereunder, the Company may provide the Consultant with information concerning the Company which the Company deems confidential (the "Confidential Information"). The Consultant understands and agrees that any Confidential Information disclosed pursuant to this Agreement is secret, proprietary and of great value to the Company, which value may be impaired if the secrecy of such information is not maintained. The Consultant further agrees that he will take reasonable security measures to preserve and protect the secrecy of such Confidential Information, and to hold such information in confidence and not to disclose such information, either directly or indirectly to any person or entity during the term of this agreement or any time following the expiration or termination hereof; provided, however, that the Consultant may disclose the Confidential Information to an assistant to whom disclosure is necessary for the providing of services under this agreement.

20.  REPRESENTATION AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Consultant that as of the date hereof and as of the Closing Date (after giving effect to the transactions contemplated hereby):

     (a) Authorization and Validity of Shares. The Shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and free of any preemptive rights. THE Shares are not subject to any lien, pledge, security interest or other encumbrance.

     (b) Authorization of Agreement. The Company has taken all actions and obtain all consents or approvals necessary to authorize it to enter into this Agreement.

     (c) Registration. The Shares have been, or will be upon the filing of an S-8 Registration Statement, registered pursuant to the Securities Act of 1933, as amended, and all applicable state laws.

21.      INDEMNIFICATION

         (a) The Company shall indemnify the Consultant from and against any and all expenses (including attorneys' fees), judgements, fines, claims, cause of action, liabilities and other amounts paid (whether in settlement or otherwise actually and reasonably incurred) by the Consultant in connection with such action, suit or proceeding if (i) the Consultant was made a party to any action, suit or proceeding by reason of the fact that the Consultant rendered advice or services pursuant to this Agreement, and (ii) the Consultant acted in good faith and in a manner reasonably believed by the Consultant to be in or not opposed to the interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause or believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Consultant did not act in good faith in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, the Company shall not indemnify the Consultant with respect to nay claim, issue or matter as to which the consultant shall have been adjudged to be liable for gross negligence or willful misconduct in the performance other duties pursuant to this Agreement unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjunction of liability, but in view of all the circumstances of the case, the Consultant is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         (b) The Consultant shall indemnify the Company from and against any and all expenses (including attorney's fees), judgements, fines, claims, causes of action, liabilities and other amounts paid (whether in settlement or otherwise actually and reasonably incurred) by the Company in connection with such action, suit or proceeding if (i) the Company was made a party to any action, suit or proceeding by reason of the fact that the Consultant rendered advice or services pursuant to this Agreement, and (ii) the Consultant did not act in good faith and in a manner reasonably believed by the Consultant to be in or not opposed to the interests of the Company, and with respect to any criminal action or proceeding, did not reasonably believe his conduct was lawful. Notwithstanding the foregoing, the Consultant shall not indemnify the Company with respect to any claim, issue or matter as to which the Company shall have been adjudged to be liable for gross negligence or willful misconduct in connection with the performance of the Consultant's duties pursuant to this Agreement unless and only to the extent that the court on which such action or suit was brought shall determine upon application that, despite the adjunction of liability, bu in view of all circumstances of the case, the Company is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

22.  INDEPENDENT CONTRACTOR STATUS

         It is expressly understood and agreed that this is a consulting agreement only and does not constitute an employer-employee relationship. The parties further acknowlege that the Company's services hereunder are not exclusive, but that the Consultant shall be performing services and undertaking other responsibilities, for and with other entities or persons, which may directly or indirectly compete with the Company.

23.  NOTICE

         All notices provided by this Agreement shall be in writing and shall be given by facsimile transmission, overnight courier, by registered mail or by personal delivery, by one party to the other, addressed to such other party at the applicable address set forth below, or to such other address as may be given for such purpose by such other party by notice duly given hereunder. Notice shall be deemed properly given on the date of the delivery.

         To Consultant:                 Mr. Zhiwei Kong
                                        16/F, Hang Tung Resources Center
                                        18 A Kung Ngam Village Road
                                        Hong Kong

         To the Company:                BroadenGate Systems, Inc.
                                        3/F, No. 2, Cybercity
                                        South Hi-Tech Garden
                                        Nanshan, Shenzhen 518057
                                        The People's Republic of China

24.      MISCELLANEOUS

     (a) Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     (b) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and may not be amended, modified, or altered except by an instrument in writing signed by the party against whom such amendment, modification, or alteration is sought to be enforced. This Agreement supercedes and replaces all other agreements between the parties with respect to any services to be performed by the Consultant of behalf of the Company.

     (c) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

     (d) Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     (e) Construction. The captions and headings contained herein are inserted for convenient reference only, are not a part hereof and the same shall not limit or construe the provisions to which they apply. Reference in this agreement to "paragraphs" are to the paragraphs in this Agreement, unless otherwise noted.

     (f) Expenses. Each party shall pay and be responsible for the cost and expanses, including, without limitations, attorneys's fees, incurred by such party in connection with negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

     (g) Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the express written consent of the other party hereto.

     (h) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute on and the same agreement, binding upon both parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                                                     BROADENGATE SYSTEMS, INC.

                                                     By:/s/ Hongbing Lan



                                                     By:/s/ Zhiwei Kong